Exhibit 10.1
[Letterhead of U.S. Department of Justice – United States Attorney, Western District of Virginia]
RESTITUTION AND REMEDIATION AGREEMENT
The United States of America, represented by the United States Attorney for the Western District of Virginia ("the United States" or "the Government") and SunTrust Mortgage, Inc., by its undersigned President and Chief Executive Officer, pursuant to authority vested in him by the Board of Directors of SunTrust Banks, Inc., the parent company of SunTrust Mortgage ("SunTrust"), enter into the following Restitution and Remediation Agreement (the "Agreement"):
Background

1.
The United States Attorney's Office for the Western District of Virginia, the Office of the Special Inspector General for the Troubled Asset Relief Program ("SIGTARP"), and the Office of the Inspector General for the Federal Housing Finance Agency ("FHFA") have conducted an investigation into the default and loss mitigation functions of SunTrust, including particularly its administration of the Home Affordable Modification Program ("HAMP"). A summary and findings of the investigation are contained within the Statement of Facts, attached hereto and incorporated by reference herein as Appendix A.

2.
Sun Trust accepts and acknowledges responsibility for its conduct and the conduct of its employees, as well as Sun Trust's failure to fulfill certain of its contractual obligations with government-sponsored enterprises, all as described in the Statement of Facts. SunTrust agrees that the statements contained within the Statement of Facts are true and accurate to the best of its knowledge and belief.

3.
SunTrust agrees that it will not, through any of its parent companies, subsidiaries, affiliates, attorneys, board of directors, agents, officers, or employees, make any statement contradicting any statement contained in the Statement of Facts. Any such contradictory statement shall constitute a breach of this Agreement as governed by paragraphs 26 through 30 of this Agreement. This paragraph is not intended to apply to any statement made by an individual in the course of any criminal, civil, or regulatory case initiated by the government or a private party against such individual. In addition, consistent with SunTrust's obligation not to contradict any statement contained in the Statement of Facts, SunTrust may take good faith positions in litigation involving any private party.

Victim Compensation and Restitution Plan

4.
SunTrust agrees to provide restitution to the borrower-victims of the conduct described in the Statement of Facts pursuant to the Victim Compensation and Restitution Plan attached hereto and incorporated by reference herein as Appendix B.

5.
The Victim Compensation and Restitution Plan shall be implemented through a Restitution Fund established by SunTrust in the amount of $179,000,000 and administered by a Claims Administrator as detailed in Appendix B.

6.
The Restitution Fund shall be created and funded in full by SunTrust no later than 10 days after the execution of this Agreement. Payments shall be distributed from the Restitution Fund in accordance with the process detailed in Appendix B. Sun Trust forever releases any and all rights, claims, or actions against the monies in the Restitution Fund and waives any and all rights to contest claims submitted or funds paid against the Restitution Fund.

7.
Any monies remaining in the Restitution Fund at the conclusion of the administration of the Victim Compensation and Restitution Plan shall be deposited into the Indemnification Fund as described in paragraph 19.

8.
SunTrust shall pledge an additional $95,000,000 in the event additional monies beyond the seed money for the Restitution Fund described in paragraph 5 are needed to fully execute the Victim Compensation and Restitution Plan. Any portion of these additional funds not needed to provide compensation under the Victim Compensation and Restitution Plan shall remain the property of SunTrust.

9.
After the passage of 12 months from the date of execution of this Agreement, SunTrust may petition the United States Attorney for the Western District of Virginia to release some or all of SunTrust's obligations under paragraph 8. The decision whether to release SunTrust from any or all of its obligations under paragraph 8 rests in the sole discretion of the United States Attorney for the Western District of Virginia. SunTrust may make an additional petition every 6 months thereafter, or sooner in the event a significant and material event occurs in the administration of the Restitution Plan.

Restitution to Fannie Mae and Freddie Mac

10.
SunTrust agrees to pay partial restitution to the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") in the amount of$10,000,000. SunTrust agrees to wire the $10,000,000 to the accounts specified, and at a time directed, by the Government. The Government will provide wiring instructions to accomplish this payment.

Corporate Remedial Measures Plan

11.
Sun Trust agrees to implement the corporate remedial measures detailed in the Corporate Remedial Measures Plan attached hereto and incorporated by reference herein as Appendix C. The Corporate Remedial Measures Plan details corporate policy, procedure, and organizational changes SunTrust is required to implement to prevent similar conduct from occurring in the future.

Housing Counseling Grant Fund

12.
SunTrust agrees to provide an additional $20,000,000 to a Housing Counseling Grant Fund ("Grant Fund"). SunTrust agrees to wire the $20,000,000 at a time directed by the Government and the Government will provide wiring instructions to accomplish this payment.

13.
The Grant Fund will be administered by an entity chosen by the Government in consultation with SunTrust. The purpose of the Grant Fund is to provide funding to housing counseling organizations that provide guidance to homeowners, prospective homeowners, and tenants with respect to buying a home, renting, default, foreclosure avoidance, credit issues, reverse mortgages, and other financial matters. Only tax exempt, non-profit organizations with a valid 26 U.S.C. § SOI(c) certificate may receive grants from the Grant Fund. So long as consistent with the terms of this paragraph, the Grant Fund administrator shall have complete discretion over the awarding of any grants from the Fund and may, but is not required to, narrow the scope of eligible recipients to those entities already in the administrator's network. The Grant Fund administrator may pay its reasonable administrative and programmatic expenses incurred in the administration of the Grant Fund out of the Grant Fund.

14.	The Grant Fund administrator will periodically report to the Government and SunTrust on the grants made from the Grant Fund.
Forfeiture

15.
The United States has determined that it could institute a criminal and/or civil forfeiture action, pursuant to Title 18, United States Code, Section 981 and/or 982, against certain funds, constituting at least $16,000,000 derived from the activities described in the Statement of Facts.

16.
SunTrust agrees to pay $16,000,000 to the United States Treasury within 10 days of the execution of this Agreement. The United States will timely provide SunTrust with wiring instructions to accomplish this payment.

17.
SunTrust takes no position as to the disposition of the $16,000,000 after payment, waives any statutory or procedural notice requirements with respect to the United States' disposition of the funds, and releases all claims it may have to the funds, including the right to challenge the forfeiture. SunTrust further agrees to sign any additional documents necessary to complete the forfeiture of the funds, including but not limited to a Consent to Forfeiture to be filed in the United States District Court for the Western District of Virginia.

18.
The $16,000,000 amount is final and shall not be refunded should the United States later determine that SunTrust breached this Agreement and commence a prosecution against SunTrust pursuant to paragraph 28.

Indemnification Fund

19.
Any monies remaining in the Restitution Fund at the conclusion of the administration of the Victim Compensation and Restitution Plan shall be made available to the investors, other than SunTrust, who own the loans that are the subject of this investigation to the extent any investors request reimbursement of the investors' litigation expenses, if any, arising out of SunTrust's conduct as described in the Statement of Facts. Any monies remaining in the Restitution Fund, at the sooner of three years from the date of this Agreement or the conclusion of the administration of the Victim Compensation and Restitution Plan, that are not used for such reimbursement of litigation expenses will be forfeited to the United States Treasury within 10 days of Sun Trust' s determination that those monies are not needed for reimbursement of such litigation expenses, pursuant to the same rights, obligations, and procedures described in paragraphs 15-18.

Cooperation

20.
Sun Trust agrees to cooperate with the United States, the Claims Administrator, and, as directed by the United States, with any other government department or agency regarding the matters related to this Agreement during the term of this Agreement.

21.	SunTrust agrees that with respect to this Agreement, Sun Trust's cooperation shall include, but is not limited to, cooperating with all aspects of the restitution and remediation processes, such as:

a.
Truthfully disclosing information within SunTrust's possession, custody, or control with respect to the activities of SunTrust, its affiliates and its present and former officers, agents, and employees concerning the subject matters described in the Statement of Facts. This obligation of truthful disclosure includes an obligation to provide the United States and the Claims Administrator reasonable access to SunTrust's documents and employees and reasonable access to SunTrust facilities for that purpose.

b.
Assembling, organizing and providing on request from the United States or the Claims Administrator, documents, records, or other tangible evidence in SunTrust's possession, custody, or control in such format as the United States or the Claims Administrator reasonably requests.

c.
Using its reasonable best efforts to make available its present or former officers, directors, and employees to provide information and/or testimony as requested by the United States, including sworn testimony, as well as interviews with federal authorities. Cooperation under this paragraph will include identification of witnesses who, to SunTrust's knowledge, may have relevant information regarding conduct and activities described in the Statement of Facts.

d.
Providing testimony and other information deemed necessary by the United States or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents or other exhibits in any legal proceeding as requested by the United States.

e.	This obligation shall not include production of materials covered by the attorney-client privilege or the work-product doctrine.
Biannual Reports to the Government

22.
SunTrust agrees that every six months following execution of this Agreement, and continuing for three years, SunTrust shall furnish the Government a report detailing the efforts it has taken to comply with this Agreement, as well as the certification required by Appendix C.

Non-Prosecution

23.
In consideration of SunTrust entering into this Agreement, the remedial actions taken to date, and its willingness to: (a) accept and acknowledge responsibility for its conduct as detailed in the Statement of Facts; (b) continue its cooperation with the United States; (c) demonstrate its future good conduct and full compliance with the Victim Compensation and Restitution Plan (Appendix B); (d) implement the Corporate Remedial Measures Plan (Appendix C); (e) settle any and all claims held by the United States, its agencies, and its representatives against the proceeds referred to in paragraphs 15-19 above, the United States agrees not to prosecute SunTrust for crimes related to the conduct described in the Statement of Facts, including, but not limited to, any alleged violations of Title 18, United States Code, Sections 1001, 1341, and 1343.

24.
Except in the event oaf breach of this Agreement, the parties agree that all criminal investigations arising from the facts contained in, connected to, or involving the activities described in the Statement of Facts that have been, or could have been, conducted by the United States prior to the date of this Agreement, shall not be pursued further as to SunTrust or any of its parents, affiliates, successors, or related companies, and that the United States will not bring any charges against Sun Trust or any of its parents, affiliates, successors, or related companies, relating to these matters. The United States reserves the right to pursue criminal actions against culpable individuals for the conduct described in the Statement of Facts, including current and former officers, employees, and agents of SunTrust.

25.
The United States agrees to conduct a review of SunTrust's progress in implementing the terms of this Agreement after the passage of thirty-six (36) months from the date the United States signs this Agreement. If, in the sole reasonable discretion of the United States, the United States concludes from its review that Sun Trust is in full compliance with all of its obligations under this Agreement, the United States shall terminate this Agreement and its terms will have no further force or effect. The termination of this Agreement will not impact the terms of paragraphs 23 and 24, which will remain in force.

Breach of Agreement

26.
SunTrust agrees that a willful and knowing failure to abide by or fully perform any of the material terms, promises, or agreements set forth in this Agreement shall constitute a breach of this Agreement.

27.
Should the United States determine that SunTrust has committed such breach of any provision of this Agreement, the United States shall provide written notice to SunTrust of the alleged breach and provide Sun Trust with 30 days in which to make a presentation to the United States Attorney to demonstrate that no breach has occurred or, to the extent applicable, that the breach was not knowing, willful, or material or has otherwise been cured. The parties hereto expressly understand and agree that should SunTrust fail to make a presentation to the United States Attorney within such time period, it shall be presumed that SunTrust is in breach of this Agreement.

28.
If the United States makes a final determination that SunTrust has breached this Agreement, as defined in paragraphs 26 and 27, the United States may elect from the following remedies depending on the nature and seriousness of the breach:

Remedy 1: The United States may give SunTrust a specific, reasonable time period in which to remedy the breach. If the United States determines that SunTrust has failed to remedy the breach during the time specified, the United States may elect Remedy 2 or Remedy 3 below.
Remedy 2: The United States may assess an additional monetary penalty of not more than $10,000,000 for each breach of the Agreement. The amount of the additional monetary penalty shall be determined by the United States Attorney based upon the nature and seriousness of the breach. SunTrust may appeal the United States' determination that SunTrust breached this Agreement and the amount of the additional monetary penalty imposed to a retired federal judge selected by the United States sitting as an independent Special Master ("Special Master"). Review by the Special Master shall be de novo and the United States shall bear the burden of proof to establish any factual issues by a preponderance of the evidence. SunTrust agrees to pay for all costs associated with Remedy 2, including the costs of retaining the services of the Special Master. All findings of the Special Master shall be final and binding on SunTrust and the United States. Sun Trust agrees to pay any additional monetary penalty imposed within thirty (30) calendar days of the Special Master's decision on the matter. SunTrust's failure to make a timely payment will constitute a separate material breach of this Agreement. Payment of any additional monetary penalty shall not relieve SunTrust of performing all of its obligations under this Agreement.
Remedy 3: The United States may prosecute SunTrust for any federal criminal violation of which the Government has knowledge, including prosecution for the specific conduct described in the Statement of Facts. In such event, SunTrust hereby stipulates that the Statement of Facts contained in Appendix A shall be deemed admissible into evidence. Sun Trust also agrees that it is precluded from offering any evidence or arguments that the statements contained in the Statement of Facts are untrue. SunTrust agrees that all statements made by or on behalf of Sun Trust, including testimony given by any current or former employee before the grand jury, or elsewhere, shall be admissible into evidence when offered by the United States in any and all criminal proceedings brought by the United States against SunTrust. SunTrust further agrees that it shall not assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, or any other rule, that statements made by or on behalf of Sun Trust prior to or subsequent to this Agreement, or any leads derived therefrom, should be inadmissible and suppressed. SunTrust also agrees to waive any right to be indicted by a grand jury and stipulates that the United States may proceed by Information.

29.	SunTrust agrees to waive any right it may have to a determination by a Court with respect to whether it breached this Agreement.

30.
Although SunTrust disputes that the conduct described in the Statement of Facts violated any federal criminal laws, SunTrust hereby expressly agrees that any violations of any federal law, including but not limited to the federal mail and wire fraud laws pursuant to Title 18, United States Code, Section 1341 and 1343, that were not time-barred by any statutes of limitations as of the date of this Agreement, may, in the sole reasonable discretion of the United States, be charged against SunTrust within twelve (12) months of any breach of this Agreement, notwithstanding the expiration of any applicable statute of limitations. SunTrust agrees to waive and does hereby expressly waive any and all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Western District of Virginia, Roanoke Division for the period that this Agreement is in effect.

Sale of Business Operations

31.
Sun Trust agrees that, if Sun Trust' s business operations, including SunTrust Mortgage, are sold in whole or in part to a party or parties unaffiliated with Sun Trust as of the date hereof, whether by sale of stock, merger, consolidation, sale of a significant portion of its assets, transfer of servicing rights, or other form of business combination, or otherwise undergoes a direct or indirect change of control within the term of this Agreement, SunTrust shall include in any contract for sale or merger a provision that binds the purchaser/successor to all of the obligations of this Agreement.

Public Disclosure of the Agreement

32.	SunTrust agrees and acknowledges that this Agreement, its appendices, and the reports required by this Agreement may be made publicly available without limitation.
Entire Agreement

33.
This Agreement sets forth all the terms of the Restitution and Remediation Agreement between SunTrust and the United States. No promises, agreements, or conditions shall be entered into and/or are binding upon SunTrust or the United States unless expressly set forth in writing, signed by the United States Attorney for the Western District of Virginia, SunTrust's attorneys, and a duly authorized representative of SunTrust. Unless explicitly incorporated into the terms of this Agreement, this Agreement supersedes any prior promises, agreements, or conditions between SunTrust and the United States.

Miscellaneous

34.	The Parties acknowledge that this Agreement is made without any trial or judicial adjudication and is not a final order of any court.

35.
Nothing in this Agreement in any way alters the terms of any settlement or other agreement SunTrust may have with any governmental or regulatory authority, or the obligations of any of the parties thereto.

36.	This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

37.
This Agreement is effective on the date of signature of the last signatory to the Agreement. Facsimiles of signatures and signatures provided by portable document format ("PDF") shall constitute acceptable, binding signatures for purposes of this Agreement.

ON BEHALF OF THE UNITED STATES

United States Attorney’s Office
Western District of Virginia

/s/ Timothy Heaphy                            7/2/14
Timothy Heaphy                                Date
United States Attorney

/s/ Steven J. Pfleger                            7/2/14
Steven J. Pfleger                                Date
Chief of the Criminal Division

/s/ Laura Day Rottenborn                            7/2/14
Laura Day Rottenborn                            Date
Assistant United States Attorney

ON BEHALF OF SUNTRUST

/s/ Jerome T. Lienhard, II                                7/3/14
Jerome T. Lienhard, II,                                Date
President and CEO
SunTrust Mortgage, Inc.

REVIEWED AND APPROVED

/s/ Richard Cullen, Esquire                            7/3/14
Richard Cullen, Esquire                                Date
McGuire Woods LLP
Attorney for SunTrust

/s/ Jon Adams, Esquire                                7/3/14
Jon Adams, Esquire                                Date
McGuire Woods LLP
Attorney for SunTrust

/s/ Alex Brackett, Esquire                                7/3/14
Alex Brackett, Esquire                                Date
McGuire Woods LLP
Attorney for SunTrust

Appendix A
Statement of Facts

Executive Summary.

The United States Attorney’s Office for the Western District of Virginia, the Office of the Special Inspector General for the Troubled Asset Relief Program (“SIGTARP”), and the Office of the Inspector General for the Federal Housing Finance Agency (“FHFA”), investigated SunTrust in connection with complaints that it misled homeowners who sought mortgage relief from SunTrust through the Home Affordable Modification Program (“HAMP”). Specifically, the complaints alleged that SunTrust made misrepresentations and omissions regarding how long SunTrust would take to make a decision on whether borrowers qualified for HAMP, the duration of the HAMP “trial period,” and how borrowers would be treated while on a trial period.
The government’s investigation confirmed, and SunTrust agrees, that there were numerous deficiencies in SunTrust’s administration of the HAMP program from March 2009 through at least December 2010. Among other things, statements made by SunTrust to its customers were not accurate, and thousands of homeowners who applied for a HAMP modification with SunTrust suffered harms that included damage to their credit scores, excessive capitalized interest, and the deprivation of the borrower’s ability to make an informed choice about how to save or dispose of his or her home.
SunTrust.
SunTrust Mortgage is the mortgage banking arm of SunTrust Banks, Inc. SunTrust Mortgage originates about $30 billion in mortgage loans and has a servicing portfolio valued at almost $140 billion. SunTrust Mortgage services loans owned both by private-sector financial institutions as well as government-sponsored enterprises (“GSEs”). In 2009 when HAMP was announced, approximately 73% of the roughly 950,000 loans serviced by SunTrust Mortgage were owned by government-sponsored enterprises.
The Home Affordable Modification Program.
In 2008, America entered a deep recession and housing crisis that significantly impacted many financial institutions. In response, Congress enacted the Troubled Asset Relief Program (“TARP”) as part of the Emergency Economic Stabilization Act of 2008, which was designed to restore liquidity and stability to the financial industry. In effect, the government supplied the banks with capital to weather the recession by investing in those financial institutions in exchange for preferred shares of the institution’s stock. In 2008, SunTrust applied for and received $4.85 billion from the U.S. Treasury under TARP. SunTrust repaid the TARP funds on March 31, 2011.
Financial institutions were not the only group in need of aid; homeowners needed help, too. Some TARP programs were thus designed to provide assistance to homeowners who were having difficulty paying their mortgages. In February 2009, the Secretary of the Treasury and the Director of the Federal Housing Finance Agency announced the Making Home Affordable Program, part of the Financial Stability Act. One subcomponent of that program is HAMP, which was launched shortly thereafter on March 4, 2009.
HAMP remains an active program today. The objective of HAMP is to help Americans keep their homes. HAMP allows qualified borrowers to have their residential mortgage loans modified by reducing their monthly mortgage payments to 31% of their monthly gross income.
HAMP is administered differently depending on whether the loan is owned by a private financial institution or a GSE. The Treasury Department runs HAMP using TARP funding for all privately-owned loans (referred to herein as “Treasury HAMP”), while the GSEs offer a parallel HAMP program for GSE-owned loans (“GSE HAMP”).
The U.S. Government encourages, but does not require, mortgage servicers to participate in Treasury HAMP, and SunTrust has elected not to participate. Financial institutions who service loans owned by the GSEs, however, are required to participate in GSE HAMP. SunTrust thus offered, and continues to offer, HAMP modifications for the eligible population of its approximately 700,000 GSE loans. SunTrust is required to electronically report on its compliance with GSE HAMP to the Treasury Department through a government reporting system known as IR2.

HAMP Rules And Guidelines.
HAMP enumerates certain general eligibility criteria that a borrower must meet to qualify for a HAMP loan modification, and the GSEs have published specific guidelines as to how HAMP is to be administered with respect to their loans.
Only qualified borrowers may receive a HAMP modification. To qualify, the borrower must submit a HAMP application and all required documentation to the mortgage servicer. The servicer must then review the paperwork to determine if the borrower satisfies the prescribed income-to-housing debt ratio and other requirements. If so, the borrower must complete a trial period. The servicer will provide the borrower with an estimated modified mortgage payment and ask the borrower to sign a “trial period plan.” The trial period is supposed to last for a specified duration, either three or four months depending on the type of loan and whether the borrower is current or delinquent on his or her mortgage. If a qualified borrower makes his modified mortgage payment for each of the trial period months, the servicer must make the modification permanent.
Under GSE guidelines, until June 2010, servicers had two options for determining if a borrower qualified under HAMP: the verified-income or the stated-income approach. Under the verified-income approach, a borrower provided the required documentation to the servicer and the servicer determined if the borrower qualified before the borrower received a trial period plan. If the qualified borrower made the required modified payments under the trial period plan, the borrower’s loan was then permanently modified.
Under the stated-income approach, a servicer could offer a trial period plan to a borrower if the servicer anticipated that the borrower would qualify based on certain verbal information provided by the borrower to the servicer. Under this approach, the servicer would then confirm whether the borrower qualified by receiving from the borrower and reviewing all necessary documentation during the trial period. HAMP required that the servicer make an eligibility determination prior to the completion of the three- or four-month trial period. Starting in November 2009, HAMP required that the servicer make this determination during the first month of the trial period. Just as with the verified-income approach, upon successful completion of the trial period, a qualified borrower would receive a permanent modification.
The HAMP guidelines also provide requirements for how the servicers are to administer HAMP and provide certain protections for borrowers on trial plans, including how borrowers are reported to credit bureaus, how their trial payments will be credited to their original loan balances, and how any arrearages accumulated during the trial period should be handled. The guidelines also provide specific instructions on how the servicer must communicate with borrowers about their applications, the qualifying process, and the trial period. As a general matter, the servicer must provide borrowers with clear and understandable written information about the material terms, costs, and risks of the modified mortgage loan in a timely manner to enable borrowers to make informed decisions.
SunTrust’s Administration Of HAMP.
SunTrust runs the day-to-day operations of its HAMP program through the Loss Mitigation Division of its Default Department. In 2009 and 2010, Loss Mitigation administered HAMP through three primary personnel functions: (1) call team members who answered the phones when homeowners called to apply or had questions about HAMP; (2) negotiators who actually worked the homeowners’ files to determine if the homeowners qualified, sent the homeowners the requisite paperwork, and communicated the ultimate decision to the homeowners; and (3) fulfillment, who processed the homeowners’ trial payments, informed the negotiators when the homeowner made the last of the required trial period payments, and managed the suspense accounts.
Implementation Of Verified-Income Approach In April 2009.
SunTrust initially implemented HAMP for its GSE portfolio in April 2009 using the verified-income approach. Starting in August 2009, the U.S. Department of Treasury’s Office of Financial Stability began publicly publishing the number of HAMP modifications processed by all servicers through a monthly “Making Home Affordable Program Servicer Report.” As of July 2009, SunTrust had approximately 5,500 borrowers who had applied for HAMP but who were waiting for SunTrust to decide if they qualified; SunTrust had placed 1,800 borrowers into a trial period plan; and SunTrust had not awarded any permanent HAMP modifications.

SunTrust Switched From Verified Income To Stated Income.
SunTrust wanted to increase the number of borrowers applying for HAMP so that it would not be criticized for the small number of borrowers it had in the HAMP program compared to other servicers. SunTrust thus started offering stated-income modifications in addition to verified ones. SunTrust also began sending mass solicitations to borrowers inviting them to apply for HAMP and offering trial modifications based on stated income. SunTrust mailed these solicitations to tens of thousands of borrowers between 2009 and 2010.
These mass solicitations consisted of a standard cover letter and several attachments, as well as a trial period plan agreement (collectively “the HAMP Package”). The trial period plan gave the borrower an estimated modified mortgage payment and a three- or four-month trial plan schedule with due dates for making the new mortgage payments. The HAMP Packages touted why SunTrust customers should apply for HAMP and encouraged them to do so as quickly as possible.
SunTrust’s Representations To Its Customers.
In the HAMP Packages, SunTrust made, among others, the following representations to its customers on how the program would work (the “Statements”)1:
1. Processing Time: SunTrust would review the borrower’s HAMP application within 20 days of receipt.
For example, SunTrust stated in the “Frequently Asked Questions”:
“Q: How long will it take to process my modification request and determine if I qualify for the program?
[Answer] It may take up to 20 days for us to receive and review your documents. We will process your modification request as quickly as possible.”
2. Trial Duration: Borrowers would be put on trial periods lasting only three (or in certain cases four) months.
For example, in the trial period plan that came in the HAMP Package, SunTrust gave the borrower a chart with due dates and payment amounts for a three- (or in some cases four) month trial period.
Following the chart, the “Trial Period” was defined as “commencing on the Trial Period Effective Date and ending the earlier of: (i) the first day of the month following the month in which the last Trial Period Payment is due (the “Modification Effective Date”) or (ii) termination of this Plan . . .”
3. Time It Would Take To Confirm Qualification And How SunTrust Would Handle Borrower’s Trial Payments If Rejected From HAMP: Borrowers would be notified during the first month of the trial period if they qualified for HAMP. If they did not qualify, their trial payment would be posted to their original loan.
1 These representations did not appear in every HAMP Package, nor were all HAMP Packages sent via a mass solicitation. The HAMP Packages changed over time and varied depending on whether the borrower was applying for a stated-income or verified-income modification.

For example, SunTrust stated in the “Frequently Asked Questions”:
“Q: What do you do with my first trial period payment if I do not qualify for the program?
[Answer] Your first trial payment will be applied to your existing loan in accordance with the terms of your loan documents.”
4. Requirements For Permanent Modification For A Verified-Income Trial Modification: If a borrower qualified for HAMP and made all three trial payments, he would receive a HAMP modification.

Specifically, SunTrust stated in the cover letter in those verified-income HAMP Packages:
“Congratulations! You are approved to enter into a trial period plan under the Home Affordable Modification Program…After all trial period payments are timely made and you have submitted all the required documents, your mortgage would then be permanently modified.”
5. Borrowers Who Do Not Qualify For HAMP: If a borrower was denied a HAMP modification, SunTrust would work with the borrower on alternative options for saving his home.
For example, SunTrust stated in the “Frequently Asked Questions”:
“If you don’t qualify for the program, we will help you evaluate other options to help you keep your home or ease your transition to a new house.”
6. Credit Reporting: Borrowers who were current at the time of application and made their trial payments on time would be reported to the credit bureaus as current during the trial period.
For example, SunTrust stated in the “Important Program Information”:
“If your loan is current when the trial period begins and you make each month’s payment on time during the trial period, we will report your loan as current during the trial period. . . . [A]fter your loan is modified, we will only report the loan as delinquent if the modified payment is not received in a timely manner.”

SunTrust Under-Resourced and Under-Funded Its HAMP Program.
SunTrust did not have adequate personnel, infrastructure, and technological resources in place to process the paperwork, render decisions, and communicate with and about borrowers as represented in 2009 and 2010.
Upon sending the large-scale solicitations in August 2009, SunTrust received upwards of 100,000 calls per month from borrowers interested in a loan modification, but SunTrust did not hire an adequate number of call center employees to answer the phones. To help address the call volume, SunTrust instead required its loan modification negotiators – those employees who were supposed to review and decide borrowers’ HAMP applications – to spend the vast majority of their time answering phones rather than working on applications. When managers requested that SunTrust hire additional call center employees and/or negotiators, or otherwise provide alternative solutions, those requests were not sufficiently fulfilled.
The staff that did exist was not sufficiently trained. For example, in 2009 and 2010, the SunTrust negotiators that worked on HAMP applications received no formal training on how to comply with the HAMP guidelines or appropriately communicate with the borrowers regarding the HAMP process.
Moreover, SunTrust had no effective document management system in place to process and retain the borrowers’ applications and supporting documentation. When the HAMP applications poured in, SunTrust put them in stacks on the floor without organization. At one point, the stacks of unopened and unprocessed HAMP applications were so voluminous that their weight buckled the floor. Without a system to process, organize, and retain applications, borrowers’ paperwork was routinely difficult to locate or was lost and had to be resubmitted – often multiple times – causing further delays.
All of these deficiencies resulted in a significant backlog of borrowers who were waiting on a decision from SunTrust as to whether they qualified for HAMP. Because SunTrust’s HAMP program was under-resourced and under-funded, the backlog grew only deeper. Month after month, SunTrust had a backlog of tens of thousands of borrowers waiting to apply for HAMP, waiting for SunTrust to send a trial period agreement, or waiting to hear whether they qualified for their much-needed mortgage relief. For example, SunTrust understood that its negotiators should have no more than 250 loan modification applications in each of their queues, but in the spring of 2010, some SunTrust negotiators had upwards of 3,000 files in each of their queues.

SunTrust’s Statements To Its Customers Were False.
SunTrust sent its first wave of HAMP Packages in 2009. Despite the sizeable backlog of HAMP applicants that immediately formed and widespread corporate knowledge that borrowers were on extended HAMP trials, SunTrust continued to send the HAMP Packages throughout 2010. These mass solicitations resulted in exactly what SunTrust wanted: many more borrowers were put on HAMP trials and SunTrust no longer appeared deficient compared to its peers. But while SunTrust got borrowers in the door, it did not get them through the HAMP application process in the manner stated in the HAMP Packages.
Far from reviewing applications within 20 days and rendering a decision within the three- or four-month trial period that was stated in the HAMP Packages, SunTrust failed to give most borrowers a decision for months, without any explanation or update. As a result, customers who applied for HAMP were in limbo – stuck on extended trial periods that often lasted close to a year, and, in worst case scenarios, some borrowers were on extended trial periods for two years or more.
SunTrust’s deficiencies in administering HAMP went beyond extended trial periods. With inadequate staffing, training, and processes in place, SunTrust failed to fulfill several other Statements it made in the HAMP Packages. SunTrust misreported current borrowers as delinquent to the credit bureaus. It also mishandled borrowers’ trial period payments, leaving the payments in custodial suspense accounts instead of posting them to the mortgage loan, thus making the borrower appear more delinquent than the borrower actually was. SunTrust also improperly made collection demands on, and in some cases commenced foreclosure proceedings against, borrowers who were on extended HAMP trials. SunTrust mass denied other borrowers from HAMP without reviewing their applications. In yet other cases, SunTrust gave some borrowers who should have received a HAMP modification an alternative modification that was less favorable to the borrower. SunTrust also provided false and inaccurate information regarding some of its HAMP denials to the Treasury Department through the IR2 reporting system.
Borrowers Were Harmed.
In total, more than 26,000 borrowers started HAMP trials with SunTrust. As a result of the way SunTrust administered the HAMP program, many of those borrowers were harmed. The stress of the HAMP application process was acute and damaging for many borrowers. In addition to that emotional toll, many borrowers also suffered, among others, the following financial harms:
Extended Trial Periods Resulted In Loss Of Other Options For Disposing Of Or Saving
The Borrower’s Home.
Borrowers were regularly on trial periods for close to, if not more than, a year. When borrowers agreed to enter a trial period plan, they forewent other potential options for saving or disposing of their home. For example, a borrower may have chosen to rent or sell his home at the current market value or pursue an alternative loss mitigation option, but instead applied for HAMP assuming he would learn if he did not qualify within a few months, in which case he could quickly pursue an alternative.
When the trial periods lasted beyond the stated three- or four-month periods, however, alternative options evaporated. In many parts of the country, home values plummeted over the course of 2009 and 2010. Renting or selling one’s home was often no longer an alternative, or at best, resulted in a lower sale price or rental income. Other loss mitigation options also disappeared. Because the borrower’s trial payment was almost always less than a full contractual payment under the borrower’s original mortgage, by participating in a trial period plan, a borrower was immediately delinquent under the terms of his original mortgage. The longer a borrower was in a trial period, the more the borrower became delinquent on his original mortgage. It thus became increasingly difficult for borrowers who were ultimately rejected from HAMP to qualify for alternative loan modifications as the arrearage grew larger. The practical result was that many borrowers had limited, if any, loss mitigation options after a HAMP denial.
SunTrust Improperly Reported Borrowers As Delinquent To Credit Bureaus.
SunTrust improperly reported as many as 75% of its customers who were current on their mortgages as being delinquent during the trial period. SunTrust also reported some borrowers as being in greater delinquency than they actually were. Many of those homeowners saw their credit scores severely damaged. As a result, borrowers incurred increased costs, such as higher interest rates when applying for credit (if they could still qualify for credit at all), increased insurance costs, and lost job opportunities.
SunTrust Capitalized Improper Amounts of Interest Onto Borrowers’ Unpaid Principal
Balances.
In total, about 48% of borrowers who started a HAMP trial with SunTrust ultimately received a permanent HAMP modification, but most of those borrowers were granted a HAMP only after an extended trial period.
The guidelines required that when the permanent HAMP modification took effect, SunTrust capitalize any unpaid interest from the trial period onto the unpaid balance of the mortgage. When calculating the amount of interest to be capitalized, SunTrust was supposed to use the interest rate required by the original loan only for the arrearage that accrued during the three- or four-month trial period. After that, SunTrust was required to apply the reduced interest rate the borrower received through the HAMP modification. These rules ensured that the borrower would not incur excessive capitalized interest as a result of being on an extended trial period.
In many instances, SunTrust did not correctly calculate the capitalized interest. SunTrust wrongly charged borrowers interest at the higher, unmodified contract rate for the duration of the extended trial period, causing borrowers to incur hundreds, and in some cases thousands, of dollars in excessive capitalized interest.
SunTrust Improperly Denied Borrowers From HAMP.
Some HAMP applicants never received a decision from SunTrust on whether they qualified for a HAMP modification. Many of those borrowers were instead given a less favorable alternative mortgage modification without adequate explanation or justification. Those modifications were less favorable in a number of ways, including higher interest rates and the loss of the HAMP incentive payments. Other borrowers who should have qualified for a HAMP modification received no loss mitigation assistance at all.
SunTrust Improperly Commenced Foreclosure Activity.
Borrowers also improperly received demand notices and notices of foreclosure while on HAMP trials. Certain homeowners saw their houses listed by SunTrust for sale in local newspapers. In some instances, borrowers were told on multiple occasions that SunTrust was foreclosing on their home even though they were on a HAMP trial. SunTrust actually improperly foreclosed on some homes while the borrower was on a HAMP trial. These homeowners suffered a range of financial harms, including the loss of equity in their homes, moving and relocation costs, the need to retain legal counsel, as well as the extreme emotional stress occasioned by SunTrust’s actions.
Borrowers Who Were Transferred From SunTrust To Another Servicer While On An Active HAMP Trial Were Penalized.
In 2010, a subset of loans that SunTrust was not effectively servicing was transferred to a specialty mortgage servicer. The bulk transfer included hundreds of loans that were still on HAMP trials. Many of the loans that were transferred while on HAMP trials were mishandled and those borrowers were required to reapply for HAMP with the new servicer and commence a new trial plan. Those borrowers suffered harms, including in particular, excessive capitalized arrearages as a result of being required to start a new trial plan.
Conclusion.
SunTrust’s administration of the HAMP program caused serious harm to the very Americans it was supposed to help. SunTrust acknowledges that it is not, and at no time was, an agent of the GSEs and that the misconduct described above was not authorized by the GSEs. SunTrust did not clean up its HAMP program until SunTrust’s regulators and the United States government intervened through this investigation. Since early 2011, SunTrust represents that it has steadily improved its administration of HAMP and, more broadly, has strengthened the effectiveness of its Loss Mitigation function. SunTrust has cooperated with this investigation and has worked hard to remedy the numerous deficiencies described above. The executives and managers responsible for the misconduct described herein are no longer with SunTrust, and have been replaced with individuals who have committed to an effective loss mitigation program and to remedying the harms suffered by SunTrust customers. The agreement to which this Statement of Facts is appended is a testament to that commitment.

Appendix B
Victim Compensation and Restitution Plan

A. Restitution Fund

1.
This Plan provides a framework for a Claims Administrator to pay compensation from a Victim Restitution Fund to certain borrowers who participated in the Home Affordable Modification Program (“HAMP”) administered by SunTrust Mortgage, Inc. (“SunTrust”).

2.
SunTrust agrees to create and fund the Restitution Fund pursuant to the Restitution and Remediation Agreement. The monies for the Fund shall be placed into a separate interest-bearing account at SunTrust Bank. SunTrust will make the Claims Administrator an authorized agent for the account. The account must be set up so that withdrawals can be made only pursuant to Paragraph B.1.d, below.

3.
SunTrust and the United States have identified those persons who are or may be eligible for compensation from the Victim Restitution Fund. As explained in detail below, each such person will receive notification of their eligibility for compensation from the Claims Administrator, and in some cases, immediate compensation will be offered to those borrowers. Other persons will be identified who may have suffered losses described in this Plan, but more information is needed to make a final determination. Those persons will be notified by the Claims Administrator as provided in this Plan and given the opportunity to provide additional information so that a final determination may be made.

B. The Claims Administrator
1. Selection and Responsibility of the Claims Administrator.
a. The Claims Administrator will be selected by the Government in consultation with SunTrust.
b. The Claims Administrator shall be the sole authorized agent for, and administrator of, the Victim Restitution Fund.
c. The Claims Administrator shall not distribute any of the Victim Restitution Fund except as provided by the Restitution and Remediation Agreement and Appendices incorporated therein.
d. When a borrower is entitled to restitution pursuant to the process below, the restitution amount will be withdrawn from the Victim Restitution Fund. To withdraw funds from the Victim Restitution Fund, the account shall require the signature of both the Claims Administrator and an individual identified by SunTrust.
e. The Claims Administrator shall remain independent at all times. The Claims Administrator is not an advocate for SunTrust or the borrowers. The Claims Administrator’s duty is to faithfully execute the Victim Restitution Fund as provided for in this Plan.
f. If the Claims Administrator does not understand any aspect of this Plan, it should request clarification in writing from the United States Attorney’s Office for the Western District of Virginia. Clarification will be promptly provided by the United States Attorney’s Office for the Western District of Virginia in writing and will be binding on the Claims Administrator. SunTrust will be copied on all such communications.
2. Announcement of Restitution and Remediation Agreement.
a. SunTrust, the United States, and the Claims Administrator shall coordinate the announcement of the Victim Restitution Plan.
3. The Restitution Process.

a. The Claims Administrator shall be responsible for communicating with borrowers who are or may be entitled to restitution pursuant to this Plan. SunTrust may also communicate with borrowers so long as such communications are in accordance with the Restitution and Remediation Agreement and Appendices incorporated therein.
b. Within 2 days of the retention of the Claims Administrator, SunTrust will provide the Claims Administrator with the last known physical address, email address, and phone number for all relevant borrowers previously identified by SunTrust and the Government during the course of the investigation, to the extent available. Within 20 days of the retention of the Claims Administrator, the Claims Administrator will send an email to those borrowers (whose email addresses are provided by SunTrust) stating, at a minimum, that certain borrowers have been awarded restitution in this matter and that additional information will be coming via postal mail.
c. Within 10 days of the retention of the Claims Administrator, SunTrust shall provide to the Claims Administrator and the United States the loan numbers and contact information for any borrower who it believes meets the criteria in each of the categories of restitution enumerated below. SunTrust shall provide the Claims Administrator and the United States with all information reasonably requested in order for the Claims Administrator and the United States to independently assess whether the methodology SunTrust used was reasonable, complete, and well-controlled. The United States will communicate any concerns to SunTrust and the Claims Administrator. The Claims Administrator ultimately has final and binding authority over which borrowers meet the criteria in each of the categories of restitution enumerated below.
d. The Claims Administrator shall author a letter to be sent to all relevant borrowers previously identified by SunTrust and the Government during the course of the investigation.
i. The letter shall explain the purpose of the Victim Restitution Fund.
ii. The letter will be tailored to the borrower, so that it includes information relevant to those categories of restitution for which the borrower is, or may be, eligible.
iii. If the Claims Administrator determined that the borrower qualified for restitution under one of the categories enumerated below, that information will be communicated clearly in the letter, including the amount of restitution and reasons for it. The letter also will provide the borrower with specific instructions on how to elect to receive his restitution payment. The specific process is left to the discretion of the Claims Administrator, but all borrowers must be given the option of having their restitution amount credited directly to their unpaid principal balance. For borrowers receiving restitution under Part C.2 below, they should be explicitly encouraged to have their restitution payment credited directly to their unpaid principal balance. Additionally, any borrower who elects to receive restitution pursuant to this Plan must agree that by accepting the restitution payment, he agrees not to raise any claim or take any legal action against any investor in the loans, other than SunTrust, with respect to the conduct described in the Restitution and Remediation Agreement and Appendix A.
iv. For all borrowers who meet the criteria in Parts C.5, C.6, and C.7.B, and C.7.C below, the letter will include the circumstances under which the borrower may petition for a loan-level review of his file and the process for such a petition. Borrowers should be given 60 days from receipt of the letter to petition for a loan-level review. Within 5 days of receiving the borrower’s petition request, the Claims Administrator will direct SunTrust to conduct the requested loan-level review. SunTrust must provide its findings to the Claims Administrator within 90 days. The Claims Administrator will then review SunTrust’s determination. SunTrust’s determination is not binding, and SunTrust shall provide the Claims Administrator with all information reasonably requested by the Claims Administrator for the Claims Administrator to independently assess whether a borrower satisfies the criteria for receiving restitution and the amount of that restitution. The Claims Administrator’s decision is final and binding on SunTrust.

v.	The letter template shall be approved by both SunTrust and the United States prior to mailing.
vi. The letters may be sent on a rolling basis, but all letters must be sent no later than November 30, 2014.
vii. To the extent the Claims Administrator receives a returned letter or any other indication that it does not have accurate borrower contact information, as derived from the last known system data provided by SunTrust, it will employ an industry-standard process for skip trace or other location service, followed by an additional, final attempt at solicitation. The Claims Administrator may work with the United States to identify the borrower’s contact information as well.
e. The Claims Administrator shall timely make its determinations and communicate any decision promptly to the borrower via letter. The determination of the Claims Administrator is final and binding on all parties.
4. Staff and Office Space.
a. The Claims Administrator shall hire and train an appropriately experienced staff to help the Claims Administrator administer the Victim Restitution Fund in a timely, ethical, and accurate manner.
b. The Claims Administrator shall retain appropriate office space to timely, ethically, and accurately fulfill its duties pursuant to this Plan.
c. SunTrust may offer to provide office space, support staff, and any other resources to the Claims Administrator.
5. Telephone Access.
a. The Claims Administrator shall provide prompt, toll-free, telephonic access for borrowers to contact its staff. All efforts shall be made to ensure hot transfers between the Claims Administrator, any contracted third parties, and SunTrust, when appropriate.
6. Website.
a. Within 5 days of the retention of the Claims Administrator, the Claims Administrator shall publish a public website and email address to facilitate communication with borrowers.
b. The Claims Administrator shall engage all necessary and appropriate technical assistance to facilitate the establishment and maintenance of the website.
c. Within 30 days of the retention of the Claims Administrator, the website shall include a detailed explanation of the restitution process, expected timeframes, and a complimentary hotline for borrowers to contact the Claims Administrator with questions and complaints. The website shall also include a list of housing counseling agencies that borrowers may contact with additional questions.
7. Database of Complaints.
a. The Claims Administrator shall establish a database for complaints from borrowers regarding the Victim Restitution Plan. The Claims Administrator shall engage all necessary and appropriate technical assistance to facilitate the establishment and maintenance of the database.
b. The Claims Administrator shall communicate a summary of these complaints to the United States Attorney’s Office for the Western District of Virginia and to SunTrust no less than every two months.
8. Contracts with Third Parties.
a. The Claims Administrator may contract with third-parties, including experts in credit report repair and public benefits, to the extent reasonably necessary.
b. The Claims Administrator will contract with an entity specializing in borrower counseling, to be selected by the Government, to whom the Claims Administrator can refer borrowers with questions about the Restitution Plan, including whether the borrower should accept the restitution payment and/or apply it to his/her unpaid principal balance. The Claims Administrator should also routinely consult with that entity regarding the administration of the Restitution Plan, to ensure, among other things, that all communications to the borrowers are clear and understandable.

c. The Claims Administrator shall provide additional contact information for housing counseling agencies to all borrowers who receive the letter described in Paragraph 3.d and to any other borrowers who contact the Claims Administrator.
9. Confidentiality.
a. The Claims Administrator shall take all reasonable precautions to ensure that it, its staff, and any contracted third-parties maintain the confidentiality of SunTrust’s documents, borrower information, and communications.
10. Timing and Reporting.
a. The Claims Administrator should endeavor to fulfill all of its obligations pursuant to this Plan by July 1, 2015.
b. The Claims Administrator will produce public reports on the progress of the Victim Restitution Plan from time-to-time.
c. The Claims Administrator shall provide reports on the progress of the Victim Restitution Plan to the United States’ Attorney’s Office for the Western District of Virginia every three months and when otherwise requested.
11. Cooperation.

a. SunTrust shall cooperate with all reasonable requests from the Claims Administrator to effectuate its obligations under this Plan. Such cooperation includes, but is not limited to, providing the Claims Administrator with any requested loan-level information about borrowers whom the Claims Administrator determines could be eligible for restitution under the Plan. SunTrust shall also provide the Claims Administrator with direct access to managers in loss mitigation when requested. The Claims Administrator shall take all reasonable steps to minimize disruption to SunTrust’s business operations.
12. Costs and Fees.
a. SunTrust will directly pay all expenses associated with this Restitution Plan, including any fees charged and necessary costs incurred by the Claims Administrator, and further including any fees charged by third-parties retained by the Claims Administrator pursuant to this Plan and any costs associated with this Restitution Plan incurred by the Federal Housing Finance Agency or any government-sponsored enterprise.
b. SunTrust will provide an initial payment of $1,000,000 to the Claims Administrator within 2 days of the retention of the Claims Administrator. Thereafter, the Claims Administrator will send SunTrust monthly invoices and SunTrust will remit payment within 30 days of receipt. The initial $1,000,000 will be credited on the invoices sent by the Claims Administrator to SunTrust until the credit is exhausted.

C. Who Receives Restitution And How Much Do They Receive
Restitution will be awarded in the amounts described below. Some homeowners eligible for compensation in Categories 4-7 already may have received compensation for the harms addressed in Categories 4-7 through monetary awards pursuant to the Independent Foreclosure Review or private civil litigation. Any restitution awarded to a homeowner in Categories 4-7 shall be reduced by the amount of any such prior compensation paid to that homeowner.
1. Improper Credit Reporting.
A. Homeowner(s) was/were current1 on their mortgage at the time of HAMP application and reported negatively at least one month during the HAMP trial.
1 “Current” is defined for purposes of this Restitution Plan as less than two payments past due at the time of HAMP trial start.

Remedy: $5,000 payment to each homeowner (regardless of number of months reported delinquent) and SunTrust will use all reasonable efforts to correct the homeowner(s)’ credit history, including sending written communication to all three major credit bureaus to repair improper credit reporting. With respect to repairing credit history, SunTrust must report the tradeline as current (both now and historically) and this reporting must be without the “AC” code for payment status.2

2 This payment is to be made to each homeowner who satisfies the criteria. If two homeowners co-signed a loan, and both homeowners were improperly reported to the credit bureaus, then both homeowners receive $5,000 each. All other payments under the Restitution Plan are made per loan, not per homeowner. Throughout this Plan, when SunTrust is required to repair credit bureau reporting history, it will ensure that the history is repaired for all borrowers on the loan.

3 For purposes of this Restitution Plan, “extended trial” shall mean that the homeowner(s) made four or more HAMP trial payments.

2. Excessive Capitalized Arrearage.

A. Homeowner(s) granted a HAMP or ALT modification with improper amounts of interest capitalized onto the unpaid principal balance.

Remedy: Homeowner(s) will be paid the amount of excess interest capitalized, plus interest. Interest is to be calculated as follows: (1) the difference in interest rate between the contractual loan and the modified loan for the length of the extended trial period, plus (2) 4.5% interest rate from the modification effective date until July 1, 2014.

3. Homeowner(s) on Extended Trials.

A. Homeowner(s) made at least three HAMP trial payments and did not receive a decision from SunTrust within that time and homeowner(s) ultimately did not get a HAMP Modification.

Remedy: Payment of $500 for every month homeowner(s) was/were on an extended trial3 serviced by SunTrust.

B. Homeowner(s) made at least three HAMP trial payments and did not receive a decision from SunTrust within that time and homeowner(s) ultimately received a HAMP Modification.

Remedy: Payment of $100 for every month homeowner(s) was/were on an extended trial serviced by SunTrust.

4. Homeowner(s) Denied HAMP, but Offered and Accepted an ALT Modification as Part of an ALT Mass Mailing.

A. Homeowner(s) offered an ALT Modification as part of a mass mailing and ultimately received a permanent ALT modification, and are not compensated under Category 7.

Remedy: $5,000 payment to homeowner(s).

5. Homeowner(s) Denied HAMP, Accepted a Non-HAMP Modification.

A. Homeowner(s) who were wrongfully denied HAMP after having made at least their first three HAMP trial payments and ended up with an ALT, AMP or MOD 24 modification and is/are not compensated under Categories 4 or 7:
Remedy: Homeowner(s) will receive a letter and may petition for a loan-level review to determine if homeowner(s) was/were wrongfully denied HAMP.4 If the review reveals that SunTrust should have granted the homeowner(s) a permanent HAMP modification, or, in the case of denials based on incomplete documentation, there is evidence that the homeowner submitted complete documentation (such evidence includes, but is not limited to, that there is no indication in SunTrust’s files that SunTrust ever notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust’s correcting such assertions), homeowner(s) will receive $5,000 payment.
B. Homeowner(s) who were wrongfully denied HAMP after having made at least their first three HAMP trial payments and ended up with a modification other than a HAMP, ALT, AMP, or MOD 24 modification, and is/are not compensated in Categories 4 or 7:
Remedy: Homeowner(s) will receive a letter and may petition for a loan-level review to determine if homeowner(s) was/were wrongfully denied HAMP. If the review reveals that SunTrust should have granted the homeowner(s) a permanent HAMP modification, or, in the case of denials based on incomplete documentation, there is evidence that the homeowner submitted complete documentation (such evidence includes, but is not limited to, that there is no indication in SunTrust’s files that SunTrust ever notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust’s correcting such assertions), homeowner(s) will receive $8,250 payment.
4 For purposes of this Restitution Plan, “wrongfully denied HAMP” means (1) the homeowner(s) made 3 or 4 trial payments, as required by the Trial Period Plan, (2) there is evidence that the homeowner(s) submitted all required documentation (such evidence includes, but is not limited to, that there is no indication in SunTrust’s files that SunTrust ever notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust’s correcting such assertions), and (3) the homeowner(s) was/were income eligible at the time of his initial application to SunTrust but was/were not granted a permanent HAMP modification.

6. Homeowner(s) Denied HAMP, Received No Modification, and Was/Were Not Foreclosed.
A. Homeowner(s) denied HAMP, received no other modification, and were not foreclosed, and were not compensated in Categories 4, 5, or 7:
Remedy: Homeowner(s) will receive a letter and may petition for a loan-level review to determine if homeowner(s) was/were wrongfully denied HAMP. If the review reveals that SunTrust should have granted the homeowner(s) a permanent HAMP modification, or, in the case of denials based on incomplete documentation, there is evidence that the homeowner submitted complete documentation (such evidence includes, but is not limited to, that there is no indication in SunTrust’s files that SunTrust ever notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust’s correcting such assertions), homeowner(s) will receive $12,250 payment.
7. Foreclosed During or After Extended HAMP Trial.
A. Homeowner(s) foreclosed5 while on an active HAMP trial6.
5 For purposes of this Restitution Plan, “foreclosed on” shall mean all homeowner(s)s who were referred to foreclosure and the homeowner(s) subsequently lost the home, whether through short sale, deed in lieu, or foreclosure sale.6 For purposes of this Restitution Plan, “while on active HAMP trial” shall mean the time period that the homeowner(s) makes payments in the amount required by his HAMP Trial Period Plan.
Remedy: SunTrust will conduct a loan-level review for all loan files meeting this criteria and will correct the credit reporting and otherwise provide financial remediation to those found to have been improperly foreclosed or liquidated while on a HAMP trial. Specifically, SunTrust will repair the homeowner(s)’ credit bureau history, including removing the foreclosure from the homeowner(s)’ credit history and not reaffirming the debt in any subsequent dispute. SunTrust also will make a payment of $50,000, as well as a payment in the amount equal to 10% of the homeowner(s)’ original mortgage.
B. Homeowner(s) foreclosed on after an extended HAMP trial, and after having made at least the three or four initial trial payments, and loan was referred to foreclosure counsel within 12 months of the earlier of (1) the homeowner(s) being notified of HAMP denial, or (2) the homeowner(s) ceasing trial payments.
Remedy: Homeowner(s) will receive a letter and may petition for a loan-level review. If the review shows that SunTrust wrongfully denied HAMP or mishandled the homeowner’s application, and such denial or mishandling was a significant contributing factor in the foreclosure referral, SunTrust shall repair the homeowner(s)’ credit history per above and make a payment of $20,000 to borrowers who went through foreclosure, or $10,000 to borrowers who went through a short sale or deed in lieu, as well as a payment in the amount equal to 10% of the homeowner’s original mortgage. In addition to other facts supporting a finding of harm, harm will be deemed to be found in the case of denials based on incomplete documentation when there is evidence that the homeowner submitted complete documentation, including no indication that SunTrust notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust correcting such assertions.
C. Homeowner(s) was/were foreclosed on after an extended HAMP trial and after having made at least the three or four initial trial payments, and the homeowner(s) loan was referred to foreclosure counsel more than 12 months after the earlier of (1) the homeowner(s) being notified of HAMP denial, or (2) the homeowner(s) stopped making trial payments.
Remedy: Homeowner(s) will receive a letter and may petition for a loan-level review. If the review shows that SunTrust wrongfully denied HAMP or mishandled the homeowner’s application, and such denial or mishandling was a significant contributing factor in the foreclosure referral, SunTrust shall repair the homeowner(s)’ credit history per above and make a payment of $20,000 to borrowers who went through foreclosure, or $10,000 to borrowers who went through a short sale or deed in lieu. In addition to other facts supporting a finding of harm, harm will be deemed to be found in the case of denials based on incomplete documentation when there is evidence that the homeowner submitted complete documentation, including no indication that SunTrust notified the homeowner prior to denial that documentation was missing or incomplete, or contemporaneous evidence of the homeowner making assertions of completeness that were not contravened by evidence of SunTrust correcting such assertions.
D. Homeowner(s) was/were foreclosed on either during or after a HAMP trial and SunTrust subsequently rescinded the foreclosure.
Remedy: SunTrust will conduct a loan-level review for all loan files meeting this criteria and will correct the credit reporting and otherwise provide financial remediation. Specifically, SunTrust will repair the homeowner(s)’ credit bureau history, including removing the foreclosure from the homeowner(s)’ credit history and not reaffirming the debt in any subsequent dispute. SunTrust also will make a payment of $15,000. Homeowner(s) in this category is/are not eligible for compensation under Categories 7A, 7B, or 7C.
If a homeowner is compensated under Category 7, the homeowner is not eligible for compensation under Categories 4, 5, or 6.
8. Transferred to Another Mortgage Servicer.

A. Homeowner(s)’ loan was transferred to NationStar in 2010 or 2011 while homeowner(s) was/were active on a HAMP trial:
Remedy: Homeowner(s) will receive a payment of $5,000 and any compensation for which homeowner(s) is/are eligible under Categories 1 and 3. No payment will be available from Categories 2 and 4-7.

Appendix C
Remedial Action Plan

A. Compliance and Government Affairs Officer

1.	SunTrust Mortgage (“STM”) will designate a STM employee to serve as the Compliance and Government Affairs Officer for its Loss Mitigation and Foreclosure operations (“Default”) (the “CGA Officer”).

2. The CGA Officer will report directly to the executive responsible for Default operations at STM and will have an indirect (i.e. dotted reporting) line to the STM Chief Risk Officer and to an attorney within SunTrust Bank’s Office of the General Counsel assigned to STM.

3. The CGA Officer shall:

a.
Oversee Default’s compliance with respect to all applicable regulatory and legal requirements, GSE guideline requirements, and internal STM policies and procedures, except with respect to matters of financial compliance, which are the responsibility of STM’s Chief Executive Officer, STM’s Chief Risk Officer and the Audit Committee of SunTrust Bank.

b.	Oversee that communications from Default to borrowers are clear, accurate, and in compliance with all applicable laws, regulations, and GSE guidelines.

c.	Oversee Default’s exposure to risks relating to applicable regulatory and other legal compliance, and GSE guideline requirements affecting the Default operations of STM.

d.
Oversee compliance with this Restitution and Remediation Agreement and with any similar agreements by SunTrust with the Department of Justice or any other government agency related to Default operations. e. Oversee significant complaints and other matters regarding any function of Default raised through STM’s complaint reporting mechanisms, including but not limited to the mechanism discussed in Section D, infra.

f.	Review and evaluate new developments and current and emerging trends related to applicable regulatory and legal requirements, and GSE guideline requirements affecting the Default operations of STM.

g.	Review all internal audits related to the Default operations for which the CGA Officer has oversight responsibility, including management’s action plans in response to any noted deficiencies.

h.	At least biannually review with the Chief Risk Officer of STM the implementation and effectiveness of Default’s loss mitigation-related programs and the adequacy of the resources for those programs.

B. Training Manager

1. STM will designate an employee assigned to Loss Mitigation to oversee all training for loss mitigation employees, including training for call center employees, negotiators, fulfillment team members, and Loss Mitigation management (the “Training Manager”).

2. The Training Manager will have dotted line reporting to the executive responsible for Loss Mitigation and the CGA Officer.

3. The Training Manager will be responsible for ensuring that all Loss Mitigation personnel have received adequate training on applicable GSE and other relevant loss mitigation guidelines, as well as applicable STM policies and procedures.

4. The Training Manager will also be responsible to monitor maintenance of a central repository of resources accessible to all Loss Mitigation employees containing policies and procedures related to applicable rules and regulations for all existing mortgage modification programs.

5. The Training Manager will be responsible to monitor maintenance of records of all training, documenting who attended what training, when it was administered, and the content of the training.

6.	STM will provide the Training Manager with sufficient resources to fulfill his or her responsibilities.

7.	At least biannually, the Training Manager will report to the CGA Officer regarding the effectiveness and sufficiency of Loss Mitigation’s training programs.

C. Servicing Transfer Manager

1.
STM will designate an employee (the “Servicing Transfer Manager”) to be responsible for receiving notice of all loans that are identified for transfer to another servicer. The Servicing Transfer Manager’s responsibilities will include, but are not limited to:

i.	Ensuring that any new servicer receives information regarding the loss mitigation status of the loans at the time of service transfer;

ii.	Confirming that all relevant information and documents associated with STM Default activities on the transferred loan are provided to the new servicer;

iii.	Ensuring the retention of copies of all relevant loan file-related materials provided to the new servicer pursuant to C.ii above, to the extent required by law;

iv.	Ensuring that communications with borrowers about the service transfer of their loan contain full and accurate information consistent with legal and regulatory requirements.

D. Employee Hotline

1. STM has and will maintain an internal hotline for employees to report suspected corporate misconduct of any kind; complaints regarding STM’s compliance with all applicable laws, regulations, borrower communications, and investor guidance; and any other concerns regarding STM’s operations.

2.	The hotline is and will remain available to employees in a manner such that employees may report anonymously if desired.

3.	The number for the hotline will be periodically redistributed to all employees and STM’s corporate culture will encourage employees to utilize the hotline.

4.
A SunTrust Audit Services (SunTrust Bank’s Internal Audit Department) employee will be responsible for compiling reports of the Default-related matters identified on the hotline and providing bimonthly summaries of Default-related matter conclusions to the STM Chief Executive Officer and the CGA Officer. The CGA Officer will be responsible for addressing any issues related to Default operations and ensuring that those issues are remedied.

E. Loss Mitigation Borrower Communications Assessment

1. STM will review and remedy any deficiencies in its policies and practices for communicating with borrowers regarding loss mitigation.

2. By no later than 30 days following execution of the Restitution and Remediation Agreement, STM shall ensure that, regarding mortgage modifications:

a.
All representations in the communications currently sent to borrowers regarding mortgage modifications are clear and accurate, and reasonably convey all material information regarding the borrower’s loan;

b.	Borrowers receive timely confirmation of STM’s receipt of documents;

c.	Borrowers receive timely notice if STM is missing any required documentation, the details of what is missing, and contact information for where to send the missing documentation;

d.	Borrowers receive regular updates on the status of their mortgage modification applications and anticipated timeline for a decision from STM;

e.	Borrowers receive timely, written notice as to whether they were approved or denied a mortgage modification;

f.
Borrowers who were denied a mortgage modification receive clear, written information as to the reason for their denial, how they can appeal their denial, and additional loss mitigation options that may be available to them.

F. Loss Mitigation Staffing Assessment

1.
STM agrees to review and assess the current staffing levels of its Loss Mitigation department. STM agrees to remedy any deficiencies in personnel resources identified as part of such assessment. STM will ensure that by September 1, 2014, that its Loss Mitigation staffing levels are in accord with all applicable legal, regulatory or investor requirements or guidelines. As a general rule, this should include ensuring that no Loss Mitigation employee responsible for reviewing and making determinations as to borrower qualification for mortgage modifications has more than 250 active files in his or her queue, unless and to the extent the requirements or guidelines noted above provide for a different benchmark.

G. Suspense Accounts Assessment

1.
STM agrees to review its policies and procedures associated with the handling of suspense accounts established to handle loss mitigation trial payments. The review shall assess and make recommendations to ensure that partial payments placed into suspense accounts are posted to a borrower’s accounts as soon as the accumulated amount in the suspense account equals or exceeds the borrower’s contractual principal and interest payment.

2. STM agrees to implement all reasonable recommendations to ensure proper updates to and/or implementation of suspense account systems and procedures.

3. STM further agrees that it shall provide borrowers with suspense account statements, separately or as part of its normal account statements, reflecting funds deposited into suspense accounts and the disbursement of funds out of suspense accounts, on a monthly basis, or otherwise consistent with the borrower’s payment frequency, so that borrowers have a clear understanding of the use and status of the suspense account and how such suspense account impacts their mortgage loan.

4. The foregoing provisions of this section do not apply to the extent compliance with them would put STM in conflict with any legal, regulatory or contractual obligations, including with respect to securitization of loans.

H. Annual Mortgage Modification Compliance Audit

1.
SunTrust Audit Services will continue to perform an annual audit of the loss mitigation process as a part of the SunTrust Audit Services annual risk-based audit plan. This will include a risk-based audit of the modification process, associated controls and compliance with laws, regulations, and investor guidelines.

2.	The audit must include, but should not be limited to, a review of:

a.	STM’s document retention policies and practices related to STM’s Loss Mitigation function.

b.	STM’s electronic tracking of borrowers’ loss mitigation program applications and STM’s review of the applications.

c.	STM’s communications with borrowers regarding mortgage modifications, including the items enumerated in Section E, supra.

d.	STM’s use of system codes, to prevent improper credit reporting and foreclosure actions.

e.	STM’s credit bureau reporting policies and procedures as they relate to the loss mitigation process.

f.	STM’s documentation of when and how it considered a borrower for each loss mitigation option in the waterfall.

g.	STM’s income verification models and document retention policies related to loan-level income verification.

h.	STM’s handling of suspense accounts for borrowers, including crediting of payments from suspense accounts to borrowers’ interest-bearing principal account.

i.	STM’s transfer of servicing rights to other servicers and the documentation of the loss mitigation status of borrowers transferred.

3.
SunTrust Audit Services will issue a report that includes any findings, recommendations and management action plans for any issues identified as a result of the audit. SunTrust Audit Services must present its report to STM’s CGA Officer no later than one quarter after the conclusion of the audit period.

4.	For the duration of this Agreement, STM will provide copies of this audit to the United States Attorney’s Office for the Western District of Virginia.

5.	STM will remedy any identified issues as quickly as reasonably possible.

I. Biannual Compliance Certification

1.
The Chief Executive Officer of STM shall sign a biannual compliance certification (at the end of the second and fourth quarter of each calendar year, starting with the fourth quarter of 2014) (the “Reporting Period”).

2.	The compliance certification shall state as follows:

“I, [Name], on behalf of SunTrust Mortgage, Inc., do hereby certify that to the best of my knowledge and belief, SunTrust Mortgage is in full compliance with the terms of the Restitution and Remediation Agreement, including the terms of the Remedial Action Plan and the specific requirements provided therein.”

3.
If STM is not in full compliance with the terms of the Restitution and Remediation Agreement, including each of the terms of the Remedial Action Plan, then the compliance certification shall provide with specificity the details of any violations or instances of noncompliance and provide certification consistent with paragraph I.2, above that STM has complied with all remaining terms.

4.
The compliance certification shall be signed, dated, and forwarded to the United States Attorney’s Office for the Western District of Virginia no later than one month after the close of the Reporting Period.

J. Legal and Regulatory Compliance

1.
STM has agreed to implement the undertakings outlined above, or, to the extent it is already satisfying those undertakings, maintain compliance with them, through the term of this Restitution and Remediation Agreement. To the extent compliance with any of the requirements above would place SunTrust in conflict with any legal, regulatory, contractual or fiduciary obligation, compliance with the relevant provision will be excused or modified to the extent necessary to ensure that SunTrust can comply with its legal, regulatory, contractual or fiduciary obligations.